Exhibit 10.6

FIFTH AMENDMENT TO CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

        THIS FIFTH AMENDMENT TO CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE (this “Amendment”) is made as of the 31st day of October, 2003 (the “Effective Date”) by and between The Keller Manufacturing Company, Inc., an Indiana corporation (“Seller”), and Structural Systems, Inc., a Maryland corporation (“Purchaser”).

RECITALS:

        A.        Purchaser and Seller are parties to a certain Contract for Purchase and Sale of Real Estate made and entered into as of April 16, 2003, as amended by a certain Amendment to Contract for Purchase of Real Estate dated as of August 14, 2003, as further amended by a certain Second Amendment to Contract for Purchase and Sale of Real Estate dated as of October 13, 2003, as further amended by a certain Third Amendment to Contract for Purchase and Sale of Real Estate dated as of October 15, 2003, and as further amended by a certain Fourth Amendment to Contract for Purchase and Sale of Real Estate dated as of October 20, 2003 (together, the “Contract”).

        B.        The Diligence Period under the Contract will expire on October 31, 2003. Purchaser and Seller wish to extend the Diligence Period until November 12, 2003 solely with respect to Purchaser’s Tests and Studies regarding the environmental condition of the Real Estate, upon and subject to the terms and conditions specified below.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, Purchaser and Seller hereby agree as follows:

1.        Paragraph 4 of the Contract is hereby amended to extend the Diligence Period, solely as it relates to Purchaser’s Tests and Studies regarding the environmental condition of the Real Estate, for an additional twelve (12) days, such that Purchaser’s Diligence Period with respect to its Tests and Studies regarding the environmental condition of the Real Estate shall expire on November 12, 2003 at 5:00 pm EST. Purchaser acknowledges and agrees that, except for its Tests and Studies regarding the environmental condition of the Real Estate, Purchaser has completed and is satisfied with its due diligence regarding the Real Estate and with the results of its Tests and Studies regarding the Real Estate.

2.        The recitals set forth above are hereby incorporated into this Amendment by reference. Except as specifically amended or modified pursuant to this Amendment, the terms of the Contract shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Facsimile signatures of the parties on this Amendment shall be effective as original signatures. This Amendment shall not be effective until it has been signed by both parties. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Contract.

        IN WITNESS WHEREOF, Purchaser and Seller have caused their duly authorized representatives to execute this Amendment as of the Effective Date set forth above.

"PURCHASER" Structural Systems, Inc. By: /s/ A.J. Brasauskas Printed: A.J. Brasauskas Its: CFO	"SELLER" The Keller Manufacturing Company, Inc. By: /s/ David T. Richardson Printed: David T. Richardson Its: CFO